Filed pursuant to Rule 433
Dated January 9, 2007

Relating to
Pricing Supplement No. 177 dated January 9, 2007 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series G

Euro Fixed Rate Senior Bearer Notes Due 2012
Euro Floating Rate Senior Bearer Notes Due 2017

Euro Fixed Rate Senior Bearer Notes Due 2012
Issuer:	Morgan Stanley
Principal Amount:	€750,000,000
Maturity Date:	February 10, 2012
Trade Date:	January 9, 2007
Original Issue Date (Settlement):	January 16, 2007
Interest Accrual Date:	January 16, 2007
Issue Price (Price to Public):	99.944%
Agents’ Commission:	0.25%
All-in Price:	99.694%
Net Proceeds to Issuer:	€747,705,000
Interest Rate:	4.375% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each February 10, commencing February 10, 2008
Day Count Convention:	Actual/Actual
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0282586311
Common Code:	028258631
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

Euro Floating Rate Senior Bearer Notes Due 2017
Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	January 16, 2017
Trade Date:	January 9, 2007
Original Issue Date (Settlement):	January 16, 2007
Interest Accrual Date:	January 16, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	€1,493,250,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.42%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 16, April 16, July 16 and October 16, commencing April 16, 2007
Initial Interest Rate:	The Base Rate plus 0.42%; to be determined on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	April 16, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof
Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page EURIBOR01 as the successor to Telerate page 248
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0282583722
Common Code:	028258372
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006